Exhibit 11

                   ALBEMARLE CORPORATION
           COMPUTATION OF PRO FORMA EARNINGS PER SHARE for the years ended December 31, 1999 and 1998
           (In thousands except per share amounts)


                                       Pro Forma      Pro Forma
                                         1999            1998
                                     ------------   ------------
BASIC EARNINGS PER SHARE

Numerator:
----------

Net income after effect of
 applying SFAS No. 123
 "Accounting for Stock Based
 Compensation"                          $88,018        $83,924
                                        -------        --------


Denominator:
------------

Average number of shares of
 common stock outstanding                46,889         51,558
                                        -------        --------

Basic earnings per share                  $1.88          $1.63
                                        -------        --------
                                        -------        --------



DILUTED EARNINGS PER SHARE


Numerator:
----------

Net income after effect of
 applying SFAS No. 123
 "Accounting for Stock Based
 Compensation"                          $88,018        $83,924
                                        -------        -------

Denominator:
------------

Average number of shares of
 common stock outstanding                46,889         51,558


Shares issuable upon the assumed
 exercise of outstanding stock
 options                                    624            623
                                        -------        -------

Total pro forma shares                   47,513         52,181
                                        -------        -------
                                        -------        -------

Diluted earnings per share                $1.85          $1.61
                                        -------        -------
                                        -------        -------
